Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2014 Second Quarter Conference Call Script

Call date: Monday, August 4, 2014

Call time: 10:00 a.m. Mountain Time

Good afternoon and welcome to the Where Food Comes From 2014 second quarter conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Specifically, our statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, new products and services, market acceptance of products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. At present it is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Thank you.

Good morning and thanks for joining us today.

As detailed in our news release this morning, Where Food Comes From continues to achieve solid year-over-year growth multiples. Over the past three quarters we have reported revenue growth of 39%, 34% and 53%, respectively.

In the second quarter, revenue increased to $1.9 million from $1.2 million and that included growth in all three revenue categories – led by our expanding verification services portfolio, which grew by 52% year over year to a record $1.6 million. Hardware revenue, which essentially tracks verification revenue, grew 56% to a record $236,000. And Where Food Comes From labeling revenue, which only last quarter we told you had declined slightly, enjoyed a solid 45% increase to $46,000 from $25,000 due to a couple of factors I’ll get into in just a minute.

Gross profit increased 34% in the second quarter and SG&A expense, while growing in terms of dollars, actually decreased as a percent of revenue to 42% from 46% in the second quarter last year. This underscores the scalability of our business model but also reflects our relentless efforts to run a tight ship. We’re also happy to announce we returned to profitability in the quarter.

We enjoyed similar success with our six-month results. Total revenue was up 43% to $3.2 million from $2.3 million and revenue in each of our business lines saw solid increases as well. We did carry a net loss into the halfway point of the year due to lower-than-expected first quarter revenue associated with pork audits resulting from the Porcine Epidemic Diarrhea Virus. PEDV, as this condition is known, will likely have some continued impact on pork audits this year. However, I will point out that once PEDV is discovered on a pig producer’s ranch, that producer is no longer subject to the same audit restrictions. So because the disease has become so pervasive, more and more pig farmers are resuming pork audits, which is a good thing for us.

Before I leave the subject of financial results, I’ll mention that in Q2 we sold 900,000 shares of stock to two accredited investors for $1.8 million. This was a non-brokered transaction, meaning we dealt directly with the investors and paid no fees in connection with the sale. These two investors have asked us not to disclose their names and we will respect that request. I will tell you that they have been long-time investors in our company and we are pleased that they have increased their holdings. In addition to strengthening our balance sheet, this capital will serve as dry powder for potential use in areas such as ramping personnel and training in order to meet demand for our services, giving us more flexibility on the M&A front, and for general working capital purposes. We have no current plans to sell additional shares.

Switching gears, now, I’d like to give you some color on what we see as our near-term growth drivers.

  Gluten Free. In the second quarter we announced that demand for our new Certified ICS Gluten-Free® standard had been building. Under pressure from consumers, this space is literally exploding with food producers of all kinds scrambling to offer gluten-free products. To do that, of course, they are required to gain third-party verification of those products – and our ICS subsidiary has moved very quickly to develop and roll out very rigorous and credible testing and procedural protocols. Our first customer for this new standard was Premium Gold Flax, a provider of flax-based products that was already using us for their organic verifications. As an aside, this is a textbook example of how our bundling capabilities led directly to a new revenue stream. Our ability to provide more than one audit – and to alleviate “audit fatigue” – was a key to us winning this business. Going forward, we expect Gluten-Free audits to become an important component of our revenue mix – and keep in mind, this standard was not even on our radar until relatively recently.

  The next business opportunity that is rapidly transitioning to a proven and growing revenue stream is the Non-GMO Project verification standard. This is another example of a very aggressive consumer movement on an issue that is relatively new in the mass consumer consciousness. To give you an idea how fast this is moving, in the second quarter we reported today, non-GMO related revenue was nominal. But over the last few months we have closed on 14 or our original 19 customer prospects in this space and are now gearing up to commence audits. Our new customers run the gamut – from a yogurt producer in New Zealand to a Seaweed processor in Korea. If nothing else, that will give you an idea how large and varied our market opportunity is.

  Organic. When we acquired ICS, we knew their strength was in the organic space. ICS began 2014 with approximately 400 organic customers. In just the first six months of this year we have received organic verification applications from an additional 80 food producers, which represents a 20% increase in the organic customer base alone if we close each of those. And keep in mind, the ICS’ Gluten Free and Non-GMO offerings have the potential to grow at an even faster rate than organic.

  I want to put in a plug in for our IMI Global verification business, which we tend ignore sometimes in the face of all these new opportunities. For the record, IMI and is having a banner year, having integrated the Merck and Micro Beef acquisitions and extending its unquestioned leadership in the beef space. On a related note, I mentioned earlier that we set a new record for hardware sales in the second quarter, which is due to the strength of our IMI Global business. And by the way, by virtue of our re-negotiated ear tag supplier agreements, our margins on hardware sales have increased substantially.

  The message is, we have worked very hard to develop and acquire the industry’s broadest verification solutions offerings and to back them up with quality people and systems that are capable of responding very quickly to opportunities as they arise. The more standards that we audit against, the more attractive we are to producers who have a need for multiple audits.

  I want to close with a few comments on our Where Food Comes From labeling program. You heard me earlier cite a 45% increase in labeling revenue in the second quarter. This increase was due to a couple of factors: 1) Our flagship grocery customer – Heinen’s Fine Foods – expanded the labeling program to new products in their meat department and also added another store to its chain; 2) Two of Heinen’s suppliers – Gerber Amish Farm Chicken and Mountain States Rosen (lamb) – liked the program so much they have adopted it internally and are now marketing Where Food Comes From-labeled products to other retailers as a value-add service; they have in effect become a marketing arm for us; 3) You may recall that early last year Labatt Food Service adopted Where Food Comes From labeling for its New Mexico Source Verified beef and later for its Native American Beef line. These programs have grown slowly but steadily and are proving their worth for our customers.

  With that I’ll open the call to questions….operator?

Summary of Question and Answer session:

  Japan’s suspension of food imports from China and increased regulation does not directly affect because we are not verifying products in China going to Japan but we do think some of the food issues over the past 90 days further substantiates the need of the market to have verified product solution which presents a great opportunity for us.

  Gross margin decreased year over year due to absorption of Validus fixed costs over lower volume of pork audit revenue. Third quarter should see improvement assuming the number of audits increase.

  Timing of ADT Movement – On pork side, January 1, 2015, is the key date when sow producers are under the compulsory program. Specific to beef, we are seeing less resistance to premise ID. More and more producers are purchasing “840” tags which are compliant with ADT. We are probably several years from compulsory programs for feeder cattle. All packers are installing EID readers. Qualitatively on the pork side, about 6 million sows in annual production and 1-2 million are culled and would be subject to tags. On the beef side, about 26 million US cow herd in annual production, with about the same number in calves and in bulls so it’s about 75 million conservatively.

  We are a certified Non-GMO expert in livestock and protein side (meat, other proteins, dairy, eggs, poultry, seafood) which is unique attribute to the NON-GMO Project. Also, consumers have seen the NON-GMO Project label on processed foods over the years. Now there is a new complexity involved - the feeding of products to the end product such as milk, hay and other inputs which need verification and our expertise. We understand the livestock market and these are the same customers that we are already auditing under other more conventional and brands specific standards.

  We have won 14 of the 19 customers which primarily represent existing customers to bundle and some new customers so the impact financially is not significant but the opportunity continues to leave our competitors behind because we are able to offer so much more service to our producers to make it easier to comply.

  M&A strategy pipeline: in the short-term, we have been clear that we will continue to look at the US beef industry and consolidate where we can. Currently, we do not see another significant “game-changing” acquisition at this moment but we continue to evaluate opportunities both domestically and internationally. Now that we have really strengthened our balance sheet, it gives us the opportunity to move quickly if needed. We have a renewed interest from our lending/banking relationships which further strengthens our position as a company when you consider the additive nature of the capital raise just completed.

Closing remarks from John Saunders.